        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                  IN AND FOR NEW CASTLE COUNTY

ANGELO, GORDON & CO., L.P., JMG CAPITAL     )
PARTNERS, LLC, SAGAMORE HILL HUB FUND,      )
LTD., JMG TRITON OFFSHORE FUND, LTD.,       )    C.A. No. 19298NC
PENINSULA CAPITAL ADVISORS, LLC,            )
GUARDFISH LLC and ANDA PARTNERSHIP,         )
                                            )
              Plaintiffs,                   )
                                            )
         - against -                        )
                                            )
ALLIED RISER COMMUNICATIONS                 )
CORPORATION, a Delaware Corporation,        )
GERALD K. DINSMORE, R. DAVID SPRENG,        )
DONALD LYNCH and BLAIR P. WHITAKER,         )
                                            )
              Defendants.                   )

                   AMENDED VERIFIED COMPLAINT

         Plaintiffs Angelo, Gordon & Co., L.P., JMG Capital

Partners, LLC, Sagamore Hill Hub Fund, Ltd., JMG Triton Offshore

Fund, Ltd., Peninsula Capital Advisors, LLC, Guardfish LLC, and

ANDA Partnership (the "Noteholders") allege for their Amended

Verified Complaint against Allied Riser Communications

Corporation ("Allied Riser") and the members of its board of directors Gerald K. Dinsmore, R. David Spreng, Donald Lynch and

Blair T. Whitaker (collectively, the "Directors") as follows:

                        Nature of Action

         1.   Plaintiffs are the beneficial owners of (or manage

accounts that beneficially own) approximately $72.7 million of the 7.50% Convertible Subordinated Notes due in 2007 (the

"Notes") issued by Defendant Allied Riser pursuant to an

indenture, dated as of June 28, 2000 (the "Indenture"), between

Allied Riser, as issuer, and Wilmington Trust Company, as

indenture trustee (the "Trustee").

         2.   Allied Riser is a telecommunications company that

has consistently experienced negative cash flow and losses since the Notes were issued, and expects to generate significant losses into the foreseeable future.  Allied Riser has undertaken a de facto liquidation of its business and has effectively ceased its existence as a going business concern.  As a result, its

remaining assets consisted primarily of approximately $115

million in cash and marketable securities as of September 30,

2001.  Because its total liabilities, as of September 30, 2001,

were approximately $214 million and its total assets only $168 million, Allied Riser, on information and belief, is insolvent or in the vicinity of insolvency.  Under these circumstances, the

Directors and the company's executive officers owe a fiduciary duty to Allied Riser's creditors, including the Noteholders.

         3.   Conflicted by their personal interests, including

their substantial ownership interest in Allied Riser's common stock and their financial interest in retention and severance packages, the Directors and the executive officers have agreed to a merger of Allied Riser with Cogent Communications Group, Inc.

("Cogent"), a telecommunications company that projects years of negative cash flow and dramatically increasing losses into the foreseeable future (the "Merger").  The Merger gives Cogent

unbridled control and use of Allied Riser's remaining assets, including $115 million in cash and marketable securities,

purports to release Allied Riser from its obligations to the

Noteholders without their consent, and purports to subordinate the Notes to substantial amounts of Cogent debt -- all to the detriment of the Noteholders.

         4.   The proposed Merger also undermines or eliminates

Allied Riser's ability to satisfy its obligations to the

Noteholders by causing Allied Riser to unnecessarily incur

debilitating expenses relating to the Merger, including (a) legal and financial advisor fees, (b) an exorbitant $5.2 million

retention plan for the payment of bonuses, severance and

retention amounts to Allied Riser's executives (the "Retention

Plan"), and (c) a wasteful and disproportionate $5 million

termination payment to Cogent if the Merger is not consummated.

         5.   The Noteholders assert claims against Allied Riser

and its Directors for (a) the Directors' breach of their

fiduciary duty of loyalty and care to the Noteholders; (b) Allied

Riser's breach of the covenant of good faith and fair dealing implied in the Notes and the Indenture; (c) Allied Riser's

fraudulent conveyance of its remaining assets to Cogent; (d) a judicial declaration that the Merger qualifies as a "Change of

Control" of Allied Riser under Section 14.4(2) of the Indenture requiring Allied Riser, at the Noteholders' option, to repurchase the Notes; (e) a judicial declaration that (i) Defendants' de facto liquidation of Allied Riser's business violates the covenant set forth in Section 10.4 of the Indenture requiring

Allied Riser to preserve its existence as a going business

concern, (ii) Allied Riser has no ability to cure the default arising from violation of the covenant, and (iii) the Noteholders have an immediate right to accelerate all amounts due on the

Notes pursuant to the terms of the Indenture; and (f) a judicial declaration that (i) Allied Riser's assets are impressed with a constructive trust for the benefit of the Noteholders because

Allied Riser, on information and belief, is insolvent or in the vicinity of insolvency, (ii) the Directors have breached their duty as trustees of Allied Riser's assets, and (iii) the

Directors are liable to the Noteholders for damages arising from the breach of their duty as trustees.

         6.   The Noteholders also bring this action to

preliminarily and permanently enjoin Defendants from (a)

consummating the Merger and (b) taking any actions to further dissipate Allied Riser's remaining assets, including (i) the implementation, renewal or extension of the $5.2 million

Retention Plan and (ii) any payment to Cogent of the $5 million termination fee.

         7.   An injunction enjoining the Merger is necessary to

prevent Allied Riser from violating Section 7.1(2) of the

Indenture pursuant to which Allied Riser is prohibited from

merging into any entity if a default under the Indenture has occurred or is continuing. Allied Riser's actions as described herein constitute a series of defaults under the Indenture.

         8.   Absent an injunction, the Noteholders will suffer

irreparable injury because the Merger (a) gives the financially-

strapped Cogent -- a company with years of projected negative cash flow and losses -- unbridled control and use of Allied

Riser's remaining assets, including $115 million in cash and marketable securities, to fund Cogent's own operations and pay its debt, rather than to satisfy the obligations to the

Noteholders, (b) purports to release Allied Riser from its

obligations to the Noteholders without their consent and the assumption of those obligations by Cogent, which expects its losses and debt level to increase significantly as it integrates

Allied Riser, and (c) purports to subordinate the Notes to

substantial amounts of Cogent debt.  Given its financially-

distressed condition, Cogent will soon deplete Allied Riser's cash and marketable securities, increasing the likelihood of a default on payment of the Notes and a default on payment of any damages awarded by the Court to the Noteholders.

                           The Parties

Plaintiffs

         9.   Plaintiff Angelo, Gordon & Co., L.P. is a limited

partnership organized under the laws of Delaware with its

principal office in New York, New York.

         10.  Plaintiff JMG Capital Partners, LLC is a limited

liability company organized under the laws of California with its principal office in Los Angeles, California.

         11.  Plaintiff Sagamore Hill Hub Fund, Ltd. is a limited

company organized under the laws of the Cayman Islands with its principal office in the Cayman Islands.

         12.  Plaintiff JMG Triton Offshore Fund, Ltd. is a

limited company organized under the laws of the British Virgin

Islands with its principal office in Los Angeles, California.

         13.  Plaintiff Peninsula Capital Advisors, LLC is a

limited liability company organized under the laws of Delaware with its principal office in Charlottesville, Virginia.

         14.  Plaintiff Guardfish LLC is a limited liability

company organized under the laws of Delaware with its principal office in Excelsior, Minnesota.

         15.  Plaintiff ANDA Partnership is a general partnership

organized under the laws of Illinois with its principal office in

Chicago, Illinois.

Defendants

         16.  Defendant Allied Riser is a corporation organized

and existing under the laws of Delaware with its principal place of business at 1700 Pacific Avenue, Suite 400, Dallas, Texas.

         17.  Defendant Gerald K. Dinsmore is Allied Riser's

Chief Executive Officer and President, and Chairman of Allied

Riser's board of directors.  On information and belief,

Mr. Dinsmore resides in Texas.  On information and belief, Mr.

Dinsmore is the beneficial owner of 1,333,833 shares of Allied

Riser's common stock.

         18.  Defendant R. David Spreng is a director of Allied

Riser and, on information and belief, resides in Plantersville,

Texas.  On information and belief, Mr. Spreng is the beneficial owner of 15,035 shares of Allied Riser's common stock and is the managing partner of Crescendo Ventures, an entity that

beneficially owns 5,165,495 shares of Allied Riser's common

stock.

         19.  Defendant Donald Lynch is a director of Allied

Riser and, on information and belief, resides in Texas.  On

information and belief, Mr. Lynch is the beneficial owner of

69,444 shares of Allied Riser's common stock.

         20.  Defendant Blair P. Whitaker is a director of Allied

Riser and, on information and belief, resides in Houston, Texas.

On information and belief, Mr. Whitaker is the beneficial owner of 5,035 shares of Allied Riser common stock and is the general partner of Norwest Venture Partners VII, LP, an entity that

beneficially owns 5,165,494 shares of Allied Riser's common

stock.

                       Factual Background

The Notes and Indenture

         21.  Pursuant to the Indenture, dated as of June 28,

2000, between Allied Riser, as issuer, and Wilmington Trust

Company, as indenture trustee, Allied Riser issued $150 million of 7.50% Convertible Subordinated Notes due 2007.

         22.  In June 2001, Allied Riser completed a tender offer

for the repurchase of its Notes for a purchase price of $280 per every $1,000 of principal amount of the Notes.  Only $26.4

million in aggregate principal amount of the Notes was tendered.

As a result of the tender offer, Allied Riser repurchased Notes in that aggregate principal amount, leaving $123.6 million in

Notes outstanding.

         23.  In a December 12, 2001 press release, Allied Riser

announced that it had initiated the repurchase of an undisclosed amount of Notes at a discount from face value in limited open market or negotiated transactions.

         24.  Plaintiffs currently own Notes in the aggregate

principal amount of approximately $72.7 million, constituting at least 58% of the aggregate outstanding principal amount of the

Notes.

         25.  Section 10.1 of the Indenture obligates Allied

Riser to pay interest on and the principal of the Notes in

accordance with the terms of the Notes and the Indenture.

         26.  Section 1.11 of the Indenture provides that the

Notes and the Indenture are governed by the laws of the State of

New York.

Allied Riser's Precarious Financial Condition

         27.  Allied Riser describes itself as a facilities-based

provider of broadband data, video and voice communications

services to businesses in North America, and typically delivers its services over networks that it designs, constructs, owns, and operates.  It is a public company whose shares of common stock are traded on the Nasdaq National Market, most recently in the range of 13 and 16 cents per share.  The price of Allied Riser's shares of common stock is down from a high of $48.75 in March

2000, a decline of approximately 99%.

         28.  Analysis of Allied Riser's financial filings

indicates that Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency.

         29.  On information and belief, Allied Riser is not able

currently, and will not be able in the near future, to pay its debts as they become due in the ordinary course of business,

including its obligations to the Noteholders.

         30.  According to the Form 10-Q that Allied Riser filed

on November 14, 2001 with the Securities and Exchange Commission

(the "SEC") for the quarter ending September 30, 2001 (the "Form

10-Q"), Allied Riser's total liabilities of approximately $214 million exceeded its total assets of approximately $168 million by some $46 million. Approximately $115 million of its total assets consisted of cash and marketable securities as of

September 31, 2001.

         31.  According to the Form 10-Q, the value of Allied

Riser's assets has fallen precipitously from approximately $590 million as of December 31, 2000 to approximately $168 million as of September 30, 2001, representing a decrease of approximately

$422 million or almost 72% of Allied Riser's total assets.

         32.  According to the Form 10-Q, Allied Riser's total

revenues for the quarter ending September 30, 2001 were less than

$8 million.  Its net loss for the same period was approximately

$40 million (excluding amortization, depreciation and asset

write-downs).

         33.  According to Cogent's Form S-4 Registration

Statement, as amended, filed with the SEC in connection with the proposed Merger (the "Form S-4"), Allied Riser has incurred

dramatically increasing net losses of $14.6 million, $57.5

million and $173.4 million in 1998, 1999 and 2000, respectively,

and in the first nine months of 2001, had a net loss of $374.1 million.  According to the Form S-4, Allied Riser expects to generate "significant net losses for the foreseeable future."

         34.  According to the Form 10-Q, Allied Riser's earnings

before net interest, taxes, depreciation and amortization

("EBITDA") for the quarter ending September 30, 2001 were a

negative $32.3 million.  Allied Riser has not generated positive

EBITDA since it issued the Notes and does not expect to generate positive EBITDA in the near term.

Allied Riser's Abandonment of its Business

         35.  According to its public filings, Allied Riser

reduced its work force (a) by approximately 115 employees in

October 2000, (b) by approximately 257 employees between

February 2001 and May 2001, (c) by approximately 290 employees in

July 2001, and (d) by 19 employees in October 2001.  On

information and belief, Allied Riser currently has only 17

employees, excluding employees in its 68% owned Canadian

subsidiary.

         36.  On July 24, 2001, Allied Riser (a) suspended its

retail sales of broadband data applications and services in most markets in the United States effective as of September 21, 2001,

(b) transitioned its current retail customers to other service providers, and (c) closed its sales offices.

         37.  According to the Form 10-Q, in the third and fourth

quarters of 2001, Allied Riser sold its interests in four of the five companies it had acquired in 2000.  Between August and

September 2001, Allied Riser sold its subsidiary Winterlink, Inc.

and substantially all of the assets of its subsidiary

DirectCorporateLink.net, Inc. (two of the data and communication service providers acquired in 2000).  In early October 2001,

Allied Riser sold its subsidiary Rockynet.com, Inc. and all of its membership interests of its subsidiary Netrox, L.L.C. (two other data and communication service providers acquired in 2000).

         38.  Allied Riser's remaining assets, especially its

cash and other liquid assets, will continue to diminish at an accelerated rate and ultimately will disappear over the ensuing quarters.  As stated in the Form 10-Q, Allied Riser's "prospects for future cash flow have weakened and operating risks have

increased," due to, among other things, "numerous adverse

changes" in its industry and continued weakness in the demand for telecommunication services.

Allied Riser's Proposed Corporate Parent

         39.  According to its Form S-4, Cogent, a private

company, has been engaged since 2000 in providing high speed

Internet access and data communications to businesses and other telecommunications service providers in large commercial office buildings.

         40.  According to its Form S-4, Cogent is "an

early-stage company" with a short operating history in an

"unproven industry."  Cogent has "historically incurred operating losses and [it] expects [its] losses to continue for the

foreseeable future."  In light of its negative financial history,

Cogent acknowledges in its Form S-4 that it will not succeed unless it experiences rapid growth and obtains additional

capital.

         41.  According to its Form S-4, Cogent has "generated

increasing losses and anticipates that it will continue to incur increasing losses for the foreseeable future."  In the first nine months of 2001, Cogent had a net loss of $45.4 million on

revenues of $700,000.

         42.  According to its Form S-4, Cogent's EBITDA for the

period ending September 30, 2001 was a negative $36,482,000 and

Cogent does not expect to generate positive EBITDA in the near term.

         43.  According to its Form S-4, Cogent expects its

operating losses "to increase significantly" as it integrates

Allied Riser.

         44.  According to its Form S-4, as of September 30,

2001, Cogent had incurred indebtedness of more than $135 million under its credit facilities and had undertaken certain minimum purchase requirements totaling more than $117 million over the next three years.

The Proposed Merger

         45.  The proposed Merger is governed by an Agreement and

Plan of Merger dated as of August 28, 2001, as amended on

October 13, 2001 (the "Merger Agreement"), among Allied Riser,

Cogent and a newly-formed wholly-owned subsidiary of Cogent,

Augustus Caesar Merger Sub, Inc., a shell corporation formed to effectuate the Merger.

         46.  Pursuant to the Merger Agreement, Allied Riser will

merge with a shell corporation and become a wholly-owned

subsidiary of Cogent.  Allied Riser will be the surviving

corporation of the Merger with the shell corporation and will retain all of its debts and liabilities, except that Cogent will purport to assume the liability to the Noteholders in the place of Allied Riser pursuant to a proposed supplemental indenture governing the Notes.  Other than absorbing the shell Merger

subsidiary, no new assets will be added to Allied Riser.

         47.  Under the terms of the Merger Agreement, shares of

Allied Riser's common stock will be exchanged for shares of

Cogent's common stock at a determined conversion rate, currently set at .0321679 shares of Cogent common stock for each share of

Allied Riser common stock.  Prior to the closing of the Merger,

Cogent will effect a 10-to-1 reverse stock spilt of its common shares.

         48.  According to Cogent's Form S-4, on completion of

the Merger, it is anticipated that Allied Riser's stockholders will own approximately 13.4% of Cogent's outstanding common stock on a fully diluted basis, subject to certain adjustments.

         49.  According to Cogent's Form S-4, it also is

anticipated that once the Merger closes, Allied Riser's current board of directors will resign.  After the Merger, Cogent's board of directors will consist of seven members with one individual designated by Allied Riser.  According to Cogent's Form S-4,

Michael R. Carper, Esq., Allied Riser's General Counsel, is

Allied Riser's designee for Cogent's board.

         50.  Each of the Cogent board of directors and the

Allied Riser board of directors has approved the Merger Agreement and the Merger, and has recommended that each company's

stockholders vote for adoption of the Merger Agreement and

approval of the Merger.

         51.  According to an amendment to Cogent's Form S-4

filed on January 3, 2002, a special meeting of Allied Riser's stockholders is scheduled for January 31, 2002 for the purpose of considering and voting on the proposed Merger.

The Proposed Supplemental Indenture

         52.  On December 7, 2002, Allied Riser and Cogent

proposed in Cogent's Form S-4 the First Supplemental Indenture

pursuant to which Cogent, on the effective date of the Merger,

purports to assume Allied Riser's obligations to the Noteholders under the Indenture and Allied Riser purportedly is released from those obligations.

         53.  The proposed First Supplemental Indenture further

provides that Cogent and the Trustee would execute the supplement pursuant to Section 8.1 of the Indenture without the consent of the Noteholders "to evidence the succession of [Cogent] to

[Allied Riser]."

         54.  Contrary to Cogent's interpretation of Section 8.1

of the Indenture, the consent of the Noteholders is required under Section 7.1 of the Indenture before Allied Riser can be released from its obligations to the Noteholders because Allied

Riser is not merging into an entity that assumes Allied Riser's obligations, but rather is the surviving corporation in a merger between Allied Riser and a shell corporation.

The Unfairness of the Merger to the Noteholders

         55.  According to Cogent's Form S-4, Allied Riser's

former financial advisor, Houlihan Lokey Howard & Zukin

("Houlihan Lokey"), presented the Directors on August 28, 2001 with three strategic alternatives to the proposed Merger: (a)

pursuit of a wholesale business model providing in-building

access to other communication service providers with a subsequent bankruptcy at the end of 2001, (b) a negotiated out-of-court debt restructuring and liquidation, and (c) immediate filing for

bankruptcy protection under Chapter 11 of the Bankruptcy Code.

         56.  According to Cogent's Form S-4, the Directors were

aware that the only alternative that resulted in any value to the shareholders was an out-of-court debt restructuring and

liquidation.

         57.  According to Cogent's Form S-4, Houlihan Lokey's

issued an opinion that the terms of the proposed Merger as of

August 28, 2001 were "fair to Allied Riser's creditors (on an aggregate basis) from a financial point of view."

         58.  Even assuming, arguendo, the validity of Houlihan

Lokey's opinion, however, during the period of late September through early October 2001, the Directors became aware, according to Cogent's Form S-4, of "material events or changes in

circumstances that occurred after August 28, 2001 which would have affected the analysis of Houlihan Lokey."

         59.  According to Cogent's Form S-4, at least three

material events occurred after August 28, 2001: (a) the proceeds of Cogent's Series C preferred stock offering were reduced from

$130 million to $62 million and (b) Cogent's debt facility with

Cisco Capital was increased by approximately $100 million.

         60.  Each of these material events was detrimental to

the interests of Noteholders because the reduction in equity and increase in senior debt significantly reduced the likelihood of payment on the Notes after the Merger.

         61.  According to Cogent's Form S-4, the Directors knew

that these changed circumstances materially affected Houlihan

Lokey's fairness opinion, but nevertheless did not request an updated fairness opinion from Houlihan Lokey.

         62.  Instead, Defendants amended the Merger Agreement on

October 13, 2001 to provide a slight increase in the

consideration payable to Allied Riser's shareholders and made no changes to protect the interests of the Noteholders.

         63.  On information and belief, the Directors did not

elect any of the strategic alternatives to the Merger because the

Merger allowed Allied Riser's shareholders, including the

Directors and the executive officers who own approximately 20% of the outstanding shares, to receive a recovery on their equity,

which would not have occurred had Allied Riser liquidated in accordance with its obligations to its creditors.

The Dissipation of Allied Riser's Assets

         64.  Besides divesting Allied Riser of substantially all

of its subsidiaries and abandoning Allied Riser's retail sales and services business, the Directors seemingly have engaged in a campaign to systematically dissipate Allied Riser's assets.  For example, they have established a $5.2 million Retention Plan for payment of bonuses, severance and retention amounts to Allied

Riser employees and executives, including Defendant Gerald

K. Dinsmore.  The Form S-4 reports that under the Retention Plan,

Allied Riser's executive officers have received and will continue to receive, so long as employed, incremental compensation up to

310% of their annual salaries.

         65.  The Directors also are dissipating Allied Riser's

assets by (a) causing the company to incur unnecessary and

debilitating expenses relating to the proposed merger, including legal and financial advisor fees, and (b) burdening Allied Riser with an obligation to pay a wasteful and disproportionate

termination fee to Cogent of $5 million if the Merger is

terminated under specified conditions.

         66.  The proposed Merger undermines or eliminates Allied

Riser's ability to satisfy its obligations to the Noteholders because it (a) gives Cogent control and use of Allied Riser's remaining assets, including $115 million in cash and marketable securities, to fund Cogent's own operations and pay its debt as

Cogent experiences dramatically increasing losses into the

foreseeable future, (b) purports to subordinate the Notes to substantial amounts of Cogent debt, (c) purports to release

Allied Riser from its obligations to the Noteholders, and

(d) causes Allied Riser to unnecessarily incur further

debilitating expenses relating to the Merger, including legal and financial advisor fees, and the Retention Plan for Allied Riser's executives.

The Indenture's Change of Control Provisions

         67.  The proposed Merger qualifies as a Change of

Control, as defined in Section 14.4(2) of the Indenture,

requiring Allied Riser, at the option of the Noteholders, to repurchase the Notes.

         68.  Section 14.4(2) of the Indenture defines a Change

of Control to include:

         any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person ...

         69.  Section 14.4(2) of the Indenture also provides that

a Change in Control shall not be deemed to have occurred if,

among other things, (a) all of the consideration in a merger otherwise constituting a Change of Control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or to be traded or quoted immediately following the merger) and (b) as a result of the merger, the Notes become convertible solely into such shares of common stock.

         70.  When a Change of Control occurs, Section 14.1 of

the Indenture grants each Noteholder the option to require Allied

Riser to repurchase all of the Notes:

         In the event that a Change in Control . . . shall occur, then each Holder shall have the right, at the Holder's option, but subject to the provisions of Section 14.2, to require the Company to repurchase . . . all of such Holder's [Notes] . . . at a purchase price equal to 100% of the principal amount of the [Notes] to be repurchased plus interest accrued to the Repurchase Date (the "Repurchase Price").

         71.  Allied Riser's proposed Merger with Cogent will

qualify as a Change of Control under the Indenture and will

trigger, at the option of the Noteholders, Allied Riser's

obligation to repurchase the Notes for the Repurchase Price

because, among other things, (a) the shares of Cogent common stock that are being exchanged for shares of Allied Riser common stock are not traded on a national securities exchange or quoted on the Nasdaq National Market (or, on information and belief,

will not be traded on a national securities market or quoted on the Nasdaq National Market immediately following the Merger) and

(b) the Merger Agreement does not provide for Cogent's issuance to the Noteholders of Cogent common stock (indeed, Cogent has not even filed for the registration of shares of Cogent common stock for issuance to the Noteholders that would allow the shares to be traded.

         72.  On information and belief, Allied Riser will refuse

or be unable to repurchase the Notes if the Merger is deemed to be a Change of Control under the Indenture and the Noteholders elect to require Allied Riser to repurchase of the Notes.

         73.  According to its Form S-4, Cogent admits that if

the Merger is deemed a Change of Control under the Indenture,

Cogent can provide no assurance that Allied Riser will have the ability to repurchase the Notes if the Noteholders elect to

require repurchase.

Allied Riser's Covenant to Preserve its Existence

         74.  Pursuant to Section 10.4 of the Indenture, Allied

Riser agreed and warranted that it would "do or cause to be done all things necessary to preserve and keep in full force and

effect its existence, rights (charter and statutory) and

franchises."

         75.  Allied Riser's "default in the performance, or

breach, of any covenant or warranty," including the covenant set forth in Section 10.4, constitutes an Event of Default under

Section 5.1 of the Indenture.

         76.  Allied Riser has breached the covenant set forth in

Section 10.4 of the Indenture by virtue of its de facto

liquidation of its business, including its (a) elimination of virtually all of its workforce, (b) divestment of its assets and interests in substantially all of its subsidiaries, (c)

suspension of retail sales of broadband data applications and services in most markets in the United States, (d) transitioning of all of its existing retail customers to other service

providers, (e) closure of its sales offices, and (f) proposed

Merger with Cogent, which gives Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and

marketable securities, to fund Cogent's own operations and debt.

Notice of Default to Allied Riser

         77.  On December 7, 2001, pursuant to Section 5.1(4) of

the Indenture, holders of more than 25% in principal amount of the outstanding Notes (including certain Plaintiffs) provided

Allied Riser and the Trustee with "Notice of Default" of (a) the covenant set forth in Section 10.4 of the Indenture, (b) the implied covenant of good faith and fair dealing contained in the

Indenture, and (c) the Change of Control provisions of the

Indenture.

         78.  Allied Riser's defaults under the Indenture are not

capable of being cured or remedied within the period allowed by

Section 5.1(4) of the Indenture.

         79.  Holders of more than 25% in principal amount of the

outstanding Notes (including certain Plaintiffs), requested the

Trustee to institute proceedings in respect of Allied Riser's defaults under the Indenture and furnished to the Trustee a reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request.

         80.  The Trustee has informed Plaintiffs that it will

not institute any such proceeding.

         81.  No direction inconsistent with the request has been

given to the Trustee by holders of a majority in principal amount of the outstanding Notes.

The Need for Injunctive Relief

         82.  Section 7.1(2) of the Indenture permits Allied

Riser to merge with another entity only under certain specified conditions.  In relevant part, Section 7.1(2) states:

        [Allied Riser] shall not consolidate with or merger into any other Person and [it] shall not permit any Person to consolidate with or merger into the Company unless:

                            *   *   *

        (2)   immediately after giving effect to such
        transaction, no Event of Default, and no event that after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing...

         83.  Allied Riser's defaults under the Indenture have

occurred and are continuing, and are Events of Default or events that after notice or lapse of time or both, would become Events of Default under the Indenture.

         84.  In light of Allied Riser's defaults under the

Indenture, Section 7.1(2) of the Indenture prohibits the proposed

Merger.

         85.  Consequently, an injunction enjoining the

consummation of the Merger is necessary to prevent Allied Riser from violating Section 7.1(2) of the Indenture.

         86.  In addition, absent an injunction, the Noteholders

will suffer irreparable injury because the Merger (a) gives

Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and marketable securities, to fund

Cogent's own operations and pay its debt, rather than to satisfy the obligations to the Noteholders, (b) purports to release

Allied Riser of its obligations to the Noteholders without their consent, (c) purports to subordinate the Notes to substantial amounts of Cogent debt, and (d) causes Allied Riser to

unnecessarily incur further debilitating expenses relating to the

Merger, including legal and financial advisor fees, and the

Retention Plan for Allied Riser's executives.

         87.  Given its financially-distressed condition, Cogent

will soon deplete Allied Riser's cash and marketable securities,

increasing the likelihood of a default on payment of the Notes and a default on payment of any damages awarded by the Court to the Noteholders.

         88.  Accordingly, the Noteholders would be irreparably

harmed and without an adequate remedy at law, unless this Court preliminarily and permanently enjoins and restrains Defendants from (a) consummating the Merger and (b) taking any actions to further dissipate Allied Riser's remaining assets, including (i) the implementation, renewal or extension of the $5.2 Retention

Plan and (ii) any payment to Cogent of the $5 million termination fee.

                     First Claim for Relief
                   (Breach of Fiduciary Duty)

         89.  Plaintiffs incorporate herein by reference

paragraphs 1 through 90 as if fully set forth herein.

         90.  The Noteholders are creditors of Allied Riser.

         91.  Because Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency, the Directors owe a fiduciary duty of loyalty and care to the Noteholders of assuring that the Noteholders are either paid in full or pro rata from the remaining assets of the company.

         92.  Given that Allied Riser, on information and belief,

is insolvent or the vicinity of insolvency, the Directors'

fiduciary duty of loyalty and care to the Noteholders takes

precedence over any fiduciary duty that may be owed to the

company's shareholders.

         93.  According to Cogent's Form S-4, the Directors and

Allied Riser's executive officers (and their affiliates), as of

January 8, 2002, beneficially owned 20% of the outstanding shares of Allied Riser's common stock entitled to vote to approve the

Merger.

         94.  Because the Directors and the executive officers

beneficially own or have indirect interests in substantial

amounts of the Allied Riser's common stock, they have inherent conflicts that prohibit them from acting in the best interests of the Noteholders as the law requires given that Allied Riser, on information and belief, is insolvent or in the vicinity of

insolvency.

         95.  On information and belief, all stock options,

restricted shares and deferred stock units awarded to the

Directors and the executive officers prior to the Merger will become fully vested and converted into the right to purchase or receive shares of Cogent's common stock based on the applicable conversion rate.

         96.  On information and belief, the Directors and the

executive officers have refused in bad faith to give thoughtful and informed consideration to alternatives to the proposed

Merger, even though the alternatives contained terms that

maximized the value of the company and minimized the risk to the

Noteholders and other creditors arising from the Merger.

         97.  On information and belief, the Directors and the

executive officers have refused to consider alternatives to the proposed Merger because of conflicting economic interests arising from their prospective economic benefit from (a) the $5.2 million

Retention Plan and (b) their beneficial ownership of or indirect interests in substantial amounts of the company's common stock,

stock options, restricted shares and deferred stock units.  On information and belief, the Directors' refusal to consider

alternatives to the Merger also is motivated by their concern for their personal reputations should Allied Riser commence bankruptcy proceedings and their unwillingness to recognize a loss on their investments in Allied Riser.

         98.  The Directors and executive officers have breached

or will breach their fiduciary duty of loyalty and care to the

Noteholders by, among other things, (a) refusing to consider alternatives to the Merger that would have maximized the value of the company and minimized the risk to the Noteholders, (b) giving

Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and marketable securities, to fund

Cogent's own operations and pay its debt as Cogent experiences dramatically increasing losses into the foreseeable future, (c)

purporting to subordinate the Notes to substantial amounts of

Cogent debt, (d) purporting to release Allied Riser from its obligations to the Noteholders without their consent, (e)

approving the fraudulent transfer of Allied Riser's assets

pursuant to the Merger in a manner that hinders or delays payment on the Notes, or defrauds the Noteholders, (f) obligating Allied

Riser under the terms of the Merger to pay a wasteful and

disproportionate termination fee to Cogent of $5 million if the

Merger is terminated under specified circumstances, (g)

dissipating $5.2 million of Allied Riser's assets to executive officers, including Defendant Gerald K. Dinsmore, by funding the

Retention Plan, (h) seeking to change the ownership of Allied

Riser in violation of the Change of Control provisions in the

Indenture, (i) effectively liquidating and abandoning Allied

Riser's business in violation of Section 10.4 of the Indenture,

(j) seeking to consummate the Merger despite the Allied Riser's defaults under the Indenture, and (k) causing Allied Riser to incur unnecessary debilitating expenses relating to the proposed

Merger, including legal and financial advisor fees.

         99.  By virtue of the Directors' and executive officers'

breaches of their fiduciary duty of loyalty and care, the

Noteholders have suffered or will suffer damages in an amount to be determined at trial.

                     Second Claim for Relief
       (Breach of Covenant of Good Faith and Fair Dealing)

         100. Plaintiffs incorporate herein by reference

paragraphs 1 through 99 as if fully set forth herein.

         101. The Noteholders are direct beneficiaries under the

Indenture and the Notes.

         102. The Indenture and the Notes contain an implied

obligation of good faith and fair dealing under New York law.

         103. By entering into the Indenture and issuing the

Notes, Allied Riser was obligated to act in good faith and deal fairly with the Noteholders.

         104. The implied obligation of good faith and fair

dealing in the Indenture and the Notes encompasses any promises that a reasonable person in the position of the Noteholders would be justified in understanding were included in the Indenture and the Notes.

         105. Allied Riser has breached or will breach the

covenant of good faith and fair dealing implied in the Indenture and the Notes by, among other things, (a) giving Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and marketable securities, to fund Cogent's own operations and pay its debt, rather than to satisfy the obligations to the

Noteholders, (b) purporting to subordinate the Notes to

substantial amounts of Cogent debt, (c) purporting to release

Allied Riser from its obligations to the Noteholders without their consent, (d) engaging in a de facto liquidation of its business and the cessation of its business, and (e) dissipating its assets.

         106. Defendants' actions constitute a breach of the

covenant of good faith and fair dealing because they thwart the

Noteholders' reasonable expectations and deprive them of the benefit of their bargain arising from their purchase of the

Notes.

         107. By virtue of Allied Riser's breach of the implied

covenant of good faith and fair dealing contained in the

Indenture and the Notes, the Noteholders have suffered or will suffer damages in an amount to be determined at trial.

                     Third Claim for Relief
        (Fraudulent Conveyance of Allied Riser's Assets)

         108. Plaintiffs incorporate herein by reference

paragraphs 1 through 107 as if fully set forth herein.

         109. Because, on information and belief, Allied Riser's

liabilities exceed its assets, Allied Riser is insolvent under both Section 1302 (a) of the Delaware Code Annotated (Title 6)

and Section 24.003 (a) of the Texas Business and Commercial Code.

         110. Because, on information and belief, Allied Riser is

not able to pay its debts when they become due in the ordinary course of business, Allied Riser is presumed insolvent under both

Section 1302 (b) of the Delaware Code Annotated (Title 6) and

Section 24.003 (b) of the Texas Business and Commercial Code.

         111. Allied Riser's (a) transfer of its assets pursuant

to the merger and (b) outlays of fees for financial advisors,

counsel and the $5.2 million Retention Plan are fraudulent

conveyances under both Section 1304 of the Delaware Code

Annotated (Title 6) and Section 24.005 of the Texas Business and

Commercial Code because Allied Riser will make these transfers with actual intent to hinder, delay or defraud the Noteholders.

         112. By virtue of Allied Riser's fraudulent conveyance

of its assets, the Noteholders have suffered or will suffer

damages in an amount to be determined at trial.

                     Fourth Claim for Relief
       (Judgment Declaring the Merger a Change of Control)

         113. Plaintiffs incorporate herein by reference

paragraphs 1 through 112 as if fully set forth herein.

         114. On information and belief, Defendants contend or

will contend that the proposed Merger with Cogent does not

qualify as a Change of Control under the Indenture.

         115. An actual and justiciable controversy exists

between Plaintiffs and Defendants as to whether the proposed

Merger constitutes or will constitute a Change of Control, as defined in the Indenture, requiring Allied Riser, at the option of the Noteholders, to repurchase the Notes for the Repurchase

Price.

         116. By virtue of the foregoing, Plaintiffs are entitled

to a judgment declaring that the proposed Merger constitutes or will constitute a Change of Control, as defined in the Indenture,

requiring Allied Riser, at the option of the Noteholders, to repurchase the Notes for the Repurchase Price.

                     Fifth Claim for Relief
 (Judgment Declaring a Breach of Section 10.4 of the Indenture)

         117. Plaintiffs incorporate herein by reference

paragraphs 1 through 116 as if fully set forth herein.

         118. On information and belief, Defendants contend or

will contend that their de facto liquidation of Allied Riser's business does not constitute or will not constitute a breach of the covenant set forth in Section 10.4 of the Indenture.

         119. An actual and justiciable controversy exists

between Plaintiffs and Defendants as to whether Defendants' de facto liquidation of Allied Riser's business constitutes a breach of the covenant contained in Section 10.4 of the Indenture.

         120. By virtue of the foregoing, Plaintiffs are entitled

to a judgment declaring that (a) Defendants' de facto liquidation of Allied Riser's business constitutes a breach of the covenant contained in Section 10.4 of the Indenture, (b) Allied Riser has

no ability to cure its default arising from the violation of

Section 10.4 of the Indenture, and (c) the Noteholders have the right to immediately accelerate payment of accrued interest and the outstanding principal amount of the Notes pursuant to Section

5.2 of the Indenture.

                     Sixth Claim for Relief
           (Judgment Declaring a Constructive Trust on
                     Allied Riser's Assets)

         121. Plaintiffs incorporate herein by reference

paragraphs 1 through 120 as if fully set forth herein.

         122. Because Allied Riser, on information and belief, is

insolvent, its assets were impressed by operation of law with a constructive trust for the benefit of the Noteholders immediately upon Allied Riser becoming insolvent and its assets continue to be impressed with a constructive trust for the benefit of the

Noteholders.

         123. The Directors have breached or will breach their

duty as trustees of Allied Riser's assets for the benefit of the

Noteholders by, among other things, (a) giving Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and marketable securities, to fund Cogent's own operations and pay its debt, rather than to satisfy the obligations to the

Noteholders, (b) purporting to subordinate the Notes to

substantial amounts of Cogent debt, (c) purporting to release

Allied Riser from its obligations to the Noteholders without their consent, (d) implementing a de facto liquidation of Allied

Riser's business and cessation of its business, and (e)

dissipating Allied Riser's assets.

         124. Consequently, the Directors are liable to the

Noteholders for damages arising from the breach of their duty as trustees of Allied Riser's assets for the benefit of the

Noteholders.

         125. On information and belief, the Directors contend or

will contend that (a) Allied Riser's assets are not impressed with a constructive trust for the benefit of the Noteholders, (b)

they have not breached or will not breach their duty as trustees of Allied Riser's assets, or (c) they are not liable to the

Noteholders for damages arising from the breach of their duty as trustees.

         126. An actual and justiciable controversy exists

between Plaintiffs and Defendants as to whether (a) Allied

Riser's assets are impressed with a constructive trust for the benefit of the Noteholders, (b) the Directors have breached or will breach their duty as trustees of Allied Riser's assets, or

(c) the Directors are liable to the Noteholders for damages

arising from the breach of their duty as trustees.

         127. By virtue of the foregoing, Plaintiffs are entitled

to a judgment declaring that (a) Allied Riser's assets are

impressed with a constructive trust for the benefit of the

Noteholders, (b) the Directors have breached and will breach their duty as trustees of Allied Riser's assets, and (c) the

Directors are liable to the Noteholders for damages arising from the breach of their duty as trustees.

                    Seventh Claim for Relief
          (Preliminary and Permanent Injunctive Relief)

         128. Plaintiffs incorporate herein by reference

paragraphs 1 through 127 as if fully set forth herein.

         129. Plaintiffs are reasonably likely to succeed on the

merits of their claims against Defendants.

         130. Allied Riser's breach of its covenants under the

Indenture Section 7.1(2) of the Indenture prohibits the Merger.

Consequently, an injunction enjoining the Merger is necessary to prevent Allied Riser from violating Section 7.1(2) of the

Indenture.

         131. In addition, absent an injunction, the Noteholders

will suffer irreparable injury because the Merger (a) gives

Cogent unbridled control and use of Allied Riser's remaining assets, including its cash and marketable securities, to fund

Cogent's own operations and pay its debt, rather than to satisfy the obligations to the Noteholders, (b) purports to subordinate the Notes to substantial amounts of Cogent debt, (c) purports to release Allied Riser from its obligations to the Noteholders without their consent and (d) causes Allied Riser to

unnecessarily incur further debilitating expenses relating to the

Merger.

         132. Given its financially-distressed condition, Cogent

will soon deplete Allied Riser's cash and marketable securities,

increasing the likelihood of a default on payment of the Notes and a default on payment of any damages awarded by the Court to the Noteholders.

         133. Accordingly the Noteholders will suffer irreparable

injury unless this Court enjoins and restrains Defendants from

(a) consummating the Merger and (b) taking any actions to further dissipate Allied Riser's remaining assets, including (i) the implementation, renewal or extension of the $5.2 million

Retention Plan for Allied Riser's executives and (ii) any payment to Cogent of the $5million termination fee.

         134. The threatened injury to Plaintiffs if the Court

denies injunctive relief outweighs any threatened injury to

Defendants.

         135. Plaintiffs have no adequate remedy at law.

         WHEREFORE, Plaintiffs respectfully requests that the

Court:

         (a)  Award damages against the Directors on the First

              Claim for Relief in an amount to be determined at

              trial;

         (b)  Award damages against Allied Riser on the Second

              and Third Claims for Relief in an amount to be

              determined at trial;

         (c)  Grant Plaintiffs the declaratory judgment requested

              in the Fourth Claim for Relief by declaring that

              the proposed Merger will qualify as a Change of

              Control of Allied Riser under the Indenture that

              requires Allied Riser, at the Noteholders' option,

              to repurchase the Notes for the Repurchase Price;

         (d)  Grant Plaintiffs the declaratory judgment requested

              in the Fifth Claim for Relief by declaring that (1)

              Defendants' de facto liquidation of Allied Riser's

              business constitutes a breach of the covenant set

              forth in Section 10.4 of the Indenture requiring

              Allied Riser to preserve its existence as a going

              business concern, (2) Allied Riser is incapable of

              curing its default arising from the breach of the

              covenant, and (3) the Noteholders have the right to

              immediately accelerate payment of accrued interest

              and the outstanding principal amount of the Notes

              pursuant to Section 5.2 of the Indenture;

         (e)  Grant Plaintiffs the declaratory judgment requested

              in the Sixth Claim for Relief by declaring that (1)

              Allied Riser's assets are impressed with a

              constructive trust for the benefit of the

              Noteholders, (2) the Directors have breached or

              will breach their duty as trustees of Allied

              Riser's assets, and (3) the Directors are liable to the Noteholders for damages arising from the breach of their duty as trustees;

         (f)  Issue an order preliminarily and permanently

              enjoining Defendants from (1) consummating the

              Merger and (2) taking any actions to further

              dissipate Allied Riser's remaining assets,

              including the implementation, renewal or extension

              of the $5.2 million Retention Plan for Allied

              Riser's executives and any payment to Cogent of the

              $5 million termination fee;

         (g)  Award Plaintiffs the attorneys' fees and cost

              incurred in prosecuting this action; and

         (h)  Grant Plaintiffs such other and further relief as

              the Court deems just and equitable under the

              circumstances.



January 11, 2002
                             POTTER ANDERSON & CORROON LLP


                             By: /s/ Donald J. Wolfe, Jr.
                             --------------------------------
                                     Donald J. Wolfe, Jr.

                                 /s/ Kevin R. Shannon
                             --------------------------------
                                     Kevin R. Shannon
                             1313 North Market Street, 6th Floor
                             P.O. Box 951
                             Wilmington, Delaware 19801
                             (302) 984-6000

                             Attorneys for Plaintiffs
                             Angelo, Gordon & Co., L.P., JMG
                             Capital Partners, LLC, Sagamore
                             Hill Hub Fund, Ltd., JMG Triton
                             Offshore Fund, Ltd., Peninsula
                             Capital Advisors, LLC,
                             Guardfish LLC and ANDA Partnership

OF COUNSEL:

SEWARD & KISSEL LLP
Dale C. Christensen, Jr.
John J. Galban
One Battery Park Plaza
New York, New York 10004
(212) 574-1200













                               38
03872001.AC6

STATE OF NORTH CAROLINA   )
                          )  ss.
COUNTY OF DARE            )

                          VERIFICATION

         The undersigned, R. Ted Weschler, states under oath that he is Managing Partner of Peninsula Capital Advisors, LLC, a plaintiff in this action, that he has read the foregoing Amended Verified Complaint and that, to the best of his knowledge, information and belief, the statements made therein are true and correct.


                             /s/ R. Ted Weschler
                             _______________________
                                 R. Ted Weschler

Sworn to before me
January 11, 2002


/s/ S. B. Scott
----------------------
    Notary Public